As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CMS ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-2726431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Energy Plaza, Jackson, Michigan 49201

(Address of Principal Executive Offices) (Zip Code)

CMS Energy Corporation Performance Incentive Stock Plan

(Full title of the plan)

Thomas J. Webb

Executive Vice President and Chief Financial Officer

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

(Name and address of agent for service)

(517) 788-0351

(Telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Melissa M. Gleespen, Esq.

Vice President and Corporate Secretary

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

(517) 788-2158

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	2,000,000(1)	$27.57(2)	$55,140,000(2)	$7,103

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the CMS Energy Performance Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the Company’s outstanding shares of Common Stock issuable pursuant to awards granted under the Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) on the basis of the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on November 19, 2013.

PART II
Item 3. Incorporation of Documents by Reference.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
CMS Energy’s Performance Incentive Stock Plan
Opinion of Melissa M. Gleespen
Consent of PricewaterhouseCoopers LLP
Power of Attorney

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering 2,000,000 shares of the common stock, par value $0.01 per share (“Common Stock”), of CMS Energy Corporation (the “Company”) that may be offered and sold under the CMS Energy Corporation Performance Incentive Stock Plan (the “Plan”). Note that no new shares have been authorized for issuance under the Plan.

The contents of the Company’s previously filed Registration Statement on Form S-8 (Registration No. 333-152800) filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2008 relating to the Plan, is hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) (Commission file number 1-09513) by the Company are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	The Company’s Current Reports on Form 8-K filed with the Commission on January 29, February 14, February 19, March 20, March 22, April 11, May 7 (Item 8.01 only), May 17 (Item 8.01 only), May 22, October 1, and November 15, 2013; and

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 dated June 15, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The following resolution was adopted by CMS Energy’s board of directors on January 27, 2011:

RESOLVED: That effective January 27, 2011 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer or employee of the Corporation, or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability, costs, expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person’s service or capacity as, or by reason of the fact that the person is or was, a director, officer or employee of the Corporation or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

Article XIII, Section 1 of CMS Energy’s Bylaws, as amended and restated, provides:

The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys’ fees),

judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provide CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy’s subsidiaries, and CMS Energy’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy’s request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 571 of the Michigan Business Corporation Act cited above.

Item 8. Exhibits.

Exhibits	Description

4.1	Restated Articles of Incorporation of the Company effective June 1, 2004, as amended May 22, 2009 (included as Exhibit (3)(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and incorporated herein by reference)

4.2	Bylaws of the Company, amended and restated as of January 24, 2013 (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 29, 2013 and incorporated herein by reference)

4.3	CMS Energy’s Performance Incentive Stock Plan

5.1	Opinion of Melissa M. Gleespen, Vice President and Corporate Secretary for the Company

23.1	Consent of Melissa M. Gleespen, Vice President and Corporate Secretary for the Company (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on November 22, 2013.

CMS Energy Corporation (Registrant)

By:	/s/ Thomas J. Webb
Name:	Thomas J. Webb
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 22nd day of November, 2013.

(i)	Principal executive officer:

/s/ John Russell
John G. Russell
President and Chief Executive Officer

(ii)	Principal financial officer:

/s/ Thomas J. Webb
Thomas J. Webb
Executive Vice President and Chief Financial Officer

(iii)	Controller or principal accounting officer:

/s/ Glenn P. Barba
Glenn P. Barba
Vice President, Controller, and Chief Accounting Officer

(iv)	The Directors:

Jon E. Barfield*

Kurt L. Darrow*

Stephen E. Ewing*

Richard M. Gabrys*

William D. Harvey*

David W. Joos*

Philip R. Lochner, Jr.*

Michael T. Monahan*

John G. Russell*

Kenneth L. Way*

Laura H. Wright*

John B. Yasinsky*

*By:	/s/ Thomas J. Webb
Thomas J. Webb, Attorney-in-Fact

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this Registration Statement.

Exhibits	Description

4.1	Restated Articles of Incorporation of the Company effective June 1, 2004, as amended May 22, 2009 (included as Exhibit (3)(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and incorporated herein by reference)

4.2	Bylaws of the Company, amended and restated as of January 24, 2013 (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 29, 2013 and incorporated herein by reference)

4.3	CMS Energy’s Performance Incentive Stock Plan

5.1	Opinion of Melissa M. Gleespen, Vice President and Corporate Secretary for the Company

23.1	Consent of Melissa M. Gleespen, Vice President and Corporate Secretary for the Company (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney